Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Evans Bancorp, Inc.:
We consent to the incorporation by reference in the Registration Statements (No. 333-106655 and No. 333-123679) on Form S-8 and (No. 333-123678 and No. 333-34347) on Form S-3D of Evans Bancorp, Inc. of our report dated March 8, 2006, with respect to the consolidated balance sheets of Evans Bancorp, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2005, and all related financial statement schedules, which report appears in the December 31, 2005 Annual Report on Form 10-K of Evans Bancorp, Inc.
/s/ KPMG LLP
Buffalo, New York
March 20, 2006

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